Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS FIRST QUARTER 2006 RESULTS
- First Quarter EPS of $0.77, Up 20% on 14% Revenue Increase -
- Full Year EPS Forecast Raised to $3.82 to $3.97 -
     MIAMI, April 27, 2006 – Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, today reported net earnings of $47.6 million for the three-month period ended March 31, 2006, up 15% compared with $41.5 million in the same period of 2005. Earnings per diluted share (EPS) were $0.77 for the first quarter of 2006, up 20% compared with $0.64 in the year-earlier period. All business segments reported improved results reflecting better operating performance and continuing leverage from revenue growth. EPS improvement also reflects the impact of a stock repurchase program completed in February of 2006.
     Revenue for the first quarter of 2006 was $1.50 billion, up 14% from $1.32 billion in the comparable period last year with all business segments reporting revenue growth. Operating revenue (revenue excluding fuel and subcontracted transportation) in the first quarter of 2006 was $1.06 billion, up 5% compared with $1.01 billion in the year-earlier period. Fleet Management Solutions (FMS) business segment revenue grew 6% driven by higher fuel services revenue and full service lease contract growth. Supply Chain Solutions (SCS) business segment revenue grew 35% in the first quarter of 2006 driven by increased volume of managed subcontracted transportation as well as higher volumes and new and expanded business in all industry groups. Dedicated Contract Carriage (DCC) business segment revenue increased 8% due to new and expanded business and pricing increases associated with higher fuel costs.
     EPS for the first quarter of 2006 included a one-time recovery of $0.02 associated with the recognition of common stock received from mutual insurance companies in a prior year. EPS for the year-earlier quarter included a one-time recovery of $0.02 associated with the reimbursement of project costs incurred in prior years.

     “Our continued focus in the first quarter enabled us to exceed our forecast and again deliver higher earnings and organic operating revenue growth in every segment,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “This consistent performance points to the strength and stability of our largely contract-based business model.”
First Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment and excludes restructuring items.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address specific or short-term capacity needs.
     In the FMS business segment, revenue in the first quarter of 2006 was $981.2 million, up 6% compared with $924.6 million in the year-earlier period. Fuel services revenue for the first quarter of 2006 increased 22% compared with the same period in 2005 due primarily to higher fuel pricing as a result of market cost increases. Operating revenue (revenue excluding fuel) in the first quarter of 2006 was $699.4 million, up 1% compared with $693.4 million in the year-earlier period. Full service lease revenue for the first quarter of 2006 was up 2% from the same period last year due primarily to growth in the U.S. business. Commercial rental revenue decreased 2% from the year-earlier period, reflecting an 8% smaller average fleet partially offset by higher pricing. Contract maintenance and contract-related maintenance revenue decreased 3% in the first quarter of 2006 compared with the same period last year, due primarily to lower transactional maintenance services.

     The FMS business segment’s NBT increased to $74.9 million in the first quarter of 2006, up 6% compared with $70.9 million in the same period of 2005. This improvement was related primarily to better North American lease and commercial rental performance and lower maintenance and depreciation costs. Those results were partially offset by higher interest due to planned higher debt levels and increased overhead costs, as well as lower margins in the Company’s U.K. operations. First quarter 2005 NBT included a one-time reimbursement of approximately $2 million in costs related to a project in prior years. Business segment NBT as a percentage of operating revenue was 10.7% in the first quarter of 2006, up 50 basis points compared with 10.2% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.
     In the SCS business segment, first quarter 2006 revenue totaled $469.5 million, up 35% from $346.8 million in the comparable period in 2005. Revenue grew primarily due to increased volume of managed subcontracted transportation, as well as higher volumes and new and expanded business in all industry groups. First quarter 2006 operating revenue (revenue excluding subcontracted transportation) was $272.4 million, up 14% compared with $238.1 million in the comparable period a year ago.
     The SCS business segment’s NBT was $10.7 million in the first quarter of 2006, up 64% from $6.5 million in the same quarter of 2005. Comparative business segment earnings benefited from higher volumes (including reduced automotive plant shutdowns) and new and expanded business in all U.S. industry groups in 2006. First quarter 2006 NBT for the business segment as a percentage of operating revenue was 3.9%, compared with 2.7% in the same quarter of 2005.

Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, first quarter 2006 revenue totaled $138.7 million, up 8% compared with $128.0 million in the first quarter of 2005. Operating revenue (revenue excluding subcontracted transportation) in the first quarter of 2006 was $133.6 million, up 7% compared with $124.8 million in the year-earlier period. Revenue grew due to new and expanded business and pricing increases associated with higher fuel costs.
     The DCC business segment’s NBT in the first quarter of 2006 was $8.5 million, up 44% compared with $5.9 million in the first quarter of 2005. Business segment NBT was positively impacted by new and expanded business, as well as lower safety costs. Business segment NBT as a percentage of operating revenue was 6.3% in the first quarter of 2006, compared with 4.7% in the year-earlier period.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments.
     In the first quarter of 2006, CSS costs were $44.6 million, compared with $49.0 million in the year-earlier period. The first quarter 2006 decrease reflects lower information technology spending from ongoing cost containment initiatives and the one-time recovery of $1.9 million associated with the recognition of common stock received from mutual insurance companies in a prior year.

Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s Fleet Management Solutions business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in predictable revenues and cash flows to Ryder typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     Capital expenditures excluding acquisition costs were $368.9 million for the first quarter of 2006, compared with $506.4 million in the same period of 2005. Net capital expenditures (including proceeds from sale of used vehicles) were $279.9 million for the first quarter of 2006, down from $428.0 million in the year-earlier period. The decrease in capital expenditures reflects the timing of the delivery of new rental vehicle orders in 2005, which occurred earlier than in the current year, and was partially offset by increased lease vehicle spending for replacement and expansion of customer fleets. The Company anticipates full-year 2006 capital expenditures to be approximately $1.6 billion, up from $1.4 billion in 2005, in order to support the planned replacement and expansion of vehicles assigned to long-term lease customers. Net capital expenditures for the full-year 2006 are expected to be approximately $1.2 billion, up from $1.1 billion in 2005.
Free Cash Flow and Leverage
     Free cash flow in the first quarter of 2006 was negative $107.8 million and improved on a comparative basis from negative $381.8 million for the year-earlier period, primarily due to lower capital spending and lower income tax payments as the year-earlier period included a $176 million payment related to the 1998 to 2000 tax years. Balance sheet debt as of March 31, 2006 increased by $113.4 million compared with year-end 2005, primarily due to negative free cash flow, and stock repurchases of $66 million under a $175 million share repurchase program completed in February 2006. The leverage ratio for balance sheet debt as of March 31, 2006 was 151%, compared with 143% at year-end 2005. Total obligations to equity as of March 31, 2006 were 159%, up from 151% at year-end 2005. The Company’s long-term target range for total obligations to equity is 250% to 300%, which largely reflects the liquidity of the Company’s vehicle portfolio and the substantial revenue component that is supported by long-term customer contracts related to those assets.
Outlook
     Commenting on Ryder’s outlook, Mr. Swienton said, “Our sales and operations professionals helped Ryder deliver better than expected revenue and earnings for the first quarter and increased our momentum for delivering profitable revenue growth in all business segments in 2006.”
     He continued, “We are increasing our full-year 2006 forecast by $0.07 to a range of $3.82 to $3.97 per share. We are forecasting second quarter EPS to be in the range of $0.95 to $1.00.” Last year, in the second quarter, the Company earned $0.86 per share, excluding a $0.12 income tax benefit related to a change in Ohio income tax law.
About Ryder
     Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s product offerings range from full service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, Latin America, Europe and Asia.
     The National Safety Council selected Ryder as the first transportation company to receive the Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the eighth consecutive year, Ryder has been named a top five third-party logistics provider by Inbound Logistics.
     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 375th on the Fortune 500 and 1,433rd on the Forbes Global 2000.

For more information on Ryder System, Inc., visit www.ryder.com.
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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, our failure to successfully implement new growth initiatives in our FMS business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of certain customers in our SCS business segment, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates and accruals, changes in general economic conditions, sudden changes in fuel prices, availability of qualified drivers, our ability to manage our cost structure, changes in government regulations including regulations regarding vehicle emissions and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Thursday, April 27, 2006, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Mark Jamieson.
Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH7588753 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-566-0619 (outside U.S. dial 1-402-998-0719) and use the Passcode: 4427, then view the presentation by visiting the Investors area of Ryder’s website at www.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended March 31, 2006 and 2005
(In millions, except per share amounts)

	Three Months
	2006	2005
Revenue	$1,496.3	1,315.6

Operating expense	661.3	610.4
Salaries and employee-related costs	337.5	307.6
Subcontracted transportation	202.2	111.9
Depreciation expense	178.2	181.4
Gains on vehicle sales, net	(12.8)	(12.8)
Equipment rental	24.9	27.3
Interest expense	31.4	27.0
Miscellaneous income, net	(5.4)	(4.3)
Restructuring and other recoveries, net	(0.2)	(0.1)

	1,417.1	1,248.4

Earnings before income taxes	79.2	67.2
Provision for income taxes	(31.6)	(25.7)

Net earnings	$47.6	41.5

Earnings per common share — Diluted:
Net earnings	$0.77	0.64

Weighted-average shares outstanding — Diluted	61.4	65.1

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	March 31,	December 31,
	2006	2005
Assets:

Cash and cash equivalents	$75.6	128.7
Other current assets	1,080.9	1,035.1
Revenue earning equipment, net	3,909.1	3,794.4
Operating property and equipment, net	487.1	486.8
Other assets	572.6	588.3

	$6,125.3	6,033.3

Liabilities and shareholders’ equity:

Short-term debt / Current portion of long-term debt	$263.0	269.4
Other current liabilities	951.3	984.0
Long-term debt	2,035.8	1,916.0
Other non-current liabilities (including deferred income taxes)	1,351.6	1,336.4
Shareholders’ equity	1,523.6	1,527.5

	$6,125.3	6,033.3

SELECTED KEY RATIOS

	March 31,	December 31,
	2006	2005
Debt to equity	151%	143%
Total obligations to equity (a) *	159%	151%

	Twelve months ended March 31,
	2006	2005
Return on average shareholders’ equity (b)	15.0%	15.3%
Return on average assets (b)	3.9%	4.0%
Return on capital*	7.9%	7.7%

(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

(b)	Includes discontinued operations and the effect of accounting changes.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended March 31, 2006 and 2005
(Dollars in millions)

	Three Months
	2006	2005	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$451.4	$441.7	2.2%
Contract maintenance	32.7	33.4	(2.0%)
Contract-related maintenance	47.3	49.0	(3.6%)
Commercial rental	149.9	152.7	(1.8%)
Other	18.1	16.6	9.3%
Fuel	281.8	231.2	21.8%

Total Fleet Management Solutions	981.2	924.6	6.1%
Supply Chain Solutions	469.5	346.8	35.4%
Dedicated Contract Carriage	138.7	128.0	8.4%
Eliminations	(93.1)	(83.8)	(11.0%)

Total revenue	$1,496.3	1,315.6	13.7%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$74.9	70.9	5.7%
Supply Chain Solutions	10.7	6.5	63.8%
Dedicated Contract Carriage	8.5	5.9	43.7%
Eliminations	(7.9)	(7.6)	(3.2%)

	86.2	75.7	13.9%
Unallocated Central Support Services	(7.2)	(8.6)	16.0%

Earnings before restructuring and other recoveries, net and income taxes	79.0	67.1	17.7%
Restructuring and other recoveries, net	0.2	0.1	137.3%

Earnings before income taxes	79.2	67.2	17.8%
Provision for income taxes	(31.6)	(25.7)	(22.9%)

Net earnings	$47.6	41.5	14.7%

Note: Certain prior period amounts have been reclassified to conform to current year presentation.
Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended March 31, 2006 and 2005
(Dollars in millions)

	Three Months
	2006	2005	B(W)
Fleet Management Solutions

Total revenue	$981.2	924.6	6.1%
Fuel revenue	(281.8)	(231.2)	21.8%

Operating revenue *	$699.4	693.4	0.9%

Segment earnings before income taxes	$74.9	70.9	5.7%

Earnings before income taxes as % of total revenue	7.6%	7.7%

Earnings before income taxes as % of operating revenue *	10.7%	10.2%

Supply Chain Solutions

Total revenue	$469.5	346.8	35.4%
Subcontracted transportation	(197.1)	(108.7)	81.3%

Operating revenue *	$272.4	238.1	14.4%

Segment earnings before income taxes	$10.7	6.5	63.8%

Earnings before income taxes as % of total revenue	2.3%	1.9%

Earnings before income taxes as % of operating revenue *	3.9%	2.7%

Memo: Fuel costs	$24.9	20.2	(23.1%)

Dedicated Contract Carriage

Total revenue	$138.7	128.0	8.4%
Subcontracted transportation	(5.1)	(3.2)	60.4%

Operating revenue *	$133.6	124.8	7.0%

Segment earnings before income taxes	$8.5	5.9	43.7%

Earnings before income taxes as % of total revenue	6.1%	4.6%

Earnings before income taxes as % of operating revenue *	6.3%	4.7%

Memo: Fuel costs	$25.0	20.6	(21.4%)

*	Non-GAAP financial measure
Note: Certain prior period amounts have been reclassified to conform to current year presentation.
Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)
FREE CASH FLOW RECONCILIATION

	Three months ended March 31
	2006	2005
Net cash provided by (used in) operating activities	$117.2	(22.6)
Net cash used in investing activities	(225.0)	(359.2)

Free cash flow *	$(107.8)	(381.8)

DEBT TO EQUITY RECONCILIATION

	March 31,		December 31,
	2006	% to Equity	2005	% to Equity
On-balance sheet debt	$2,298.8	151%	$2,185.4	143%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	117.1		117.0

Total obligations *	$2,415.9	159%	$2,302.4	151%

RETURN ON CAPITAL RECONCILIATION
Reconciliation of Return On Capital (ROC) to the GAAP measure net earnings is as follows:

	Twelve months ended March 31
	2006	2005
Net earnings * (12-month rolling period)	$233.0	$222.1
- Discontinued operations	(1.7)	—
+ Cumulative effect of changes in accounting principles	2.4	—
+ Income taxes	135.3	120.2

Adjusted earnings before income taxes	369.0	342.3
- Restructuring — gain on sale of headquarters	—	(23.4)
+ Adjusted interest expense (b)	131.5	109.2
- Adjusted income taxes (c)	(194.0)	(162.0)

= Adjusted net earnings for ROC (numerator)	$306.5	$266.1

Average total debt	$2,214.8	$1,847.3
+ Average off-balance sheet debt	136.8	157.2
+ Average adjusted total shareholders’ equity (d)	1,551.9	1,450.4

= Adjusted average total capital (denominator)	$3,903.5	$3,454.9

Adjusted ROC	7.9%	7.7%

EPS RECONCILIATION

Three months
ended June 30
2005
Earnings per share	$0.98
Less: Tax change	0.12

Earnings per share excluding tax change *	$0.86

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Income taxes was calculated using the effective income tax rate for the period exclusive of Ohio tax benefit recognized June 2005.

(d)	Represents shareholders’ equity adjusted for discontinued operations, accounting changes and Ohio tax benefit in those periods.

*	Non-GAAP financial measure

Earnings per share amounts are calculated independently for each component and may not be additive due to rounding. Certain prior period amounts have been reclassified to conform to current year presentation.